SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Xencor, Inc.

(Name of Registrant as Specified In Its Charter)

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XENCOR, INC.

111 West Lemon Avenue, 2nd Floor

Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of  Xencor, Inc., a Delaware corporation (the “Company”)  to be held on Tuesday, June 9, 2015 at 1:00 p.m. Pacific Time at Courtyard Marriott Monrovia, 700 W. Huntington Dr., Monrovia, California, 91016. We are holding the meeting for the following purposes:

1.	To elect the nominees to the Board of Directors named in the accompanying proxy statement to serve for the ensuing year and until their successors are elected (Proposal 1);
2.

To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2015 (Proposal 2); and

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 14, 2015.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Lloyd A. Rowland
Secretary

Monrovia, California

April 23, 2015

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XENCOR, INC.

111 West Lemon Avenue, 2nd Floor

Monrovia, California 91016

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 9, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Xencor, Inc. (sometimes referred to as “we”, “us”, the “Company” or Xencor) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 24, 2015 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 4, 2015.

How do I attend the annual meeting?

The meeting will be held on Tuesday, June 9,  2015 at 1:00  p.m. local time at Courtyard Marriott Monrovia, 700 W. Huntington Dr., Monrovia, California, 91016.    Directions to the annual meeting may be found at:  www.xencor.com.    Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 14, 2015 will be entitled to vote at the annual meeting.  On this record date, there were 40,358,140 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 14, 2015 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting, vote by proxy over the telephone, vote by proxy through the internet,  or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 14, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”. The Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What matters will be voted on at the Annual Meeting?

There are two matters scheduled for a vote at the Annual Meeting:

•	Proposal 1: To elect the nominees to the Board named in the proxy statement to serve for the ensuing year and until their successors are elected; and

•	Proposal 2: To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as independent registered public accounting firm of the Company for its fiscal year ending 2015.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or, vote by proxy over the telephone, vote by proxy through the internet,  or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your vote must be received by 11:59 p.m. Eastern Time on June 8, 2015 to be counted.

•

To vote through the internet, go to www.envisionreports.com/XNCR to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.  Your vote must be received by 11:59 p.m. Eastern Time on June 8, 2015 to be counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Xencor.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 14, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares,  the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ deems the particular proposal to be a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NASDAQ Stock Market Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposal 1, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all five nominees for director and “For” ratification of selection by the Audit Committee of the Board of Directors of BDO USA, LLP as independent registered public accounting firm of the Company for its fiscal year ending 2015.  If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees and Computershare may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare will be paid its customary fee of approximately $3,000, plus out-of-pocket expenses if it solicits proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a timely written notice that you are revoking your proxy to Xencor, Inc.’s Secretary at 111 West Lemon Avenue, 2nd Floor, Monrovia, California 91016.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or by telephone or internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 26, 2015,  to the attention of the Secretary of Xencor, Inc. at 111 West Lemon Avenue,  2nd Floor, Monrovia, California 91016. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Xencor, Inc. between February 12, 2016 and March 14, 2016.  You are also advised to review the Company’s Bylaws, which contain additional  requirements about advance notice of stockholder proposals and  director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals,  votes  “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

~~What are “broker non-votes”?~~

~~As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non-routine,”  the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”~~

How many votes are needed to approve each proposal?

➢

For the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢

To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2015 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy.  If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 40,358,140 shares outstanding and entitled to vote. Thus, the holders of 20,179,071shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Xencor, Inc.’s Board of Directors currently consists of seven directors.   There are seven nominees for director this year.  Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.  Following the Annual Meeting our Board will be composed of seven directors. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders prior to our initial public offering , except for  Mr. Gustafson and Dr. Montgomery who were subsequently elected by the Board of Directors after the last annual meeting.    Mr. Gustafson was recommended for nomination to the Company’s Board by Mr. Baltera and Dr. Montgomery was recommended for nomination to the Company’s Board by Dr. Carter.  It is the Company’s policy to invite nominees for directors to attend the annual meeting.  Four out of five of the Company’s directors attended the annual meeting of stockholders held in 2014.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes will be elected.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business.  To that end, the Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to recommend that person as a nominee.  However, each of the members of the Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position Held With the Company

Dr. Bruce L.A. Carter	71	Chairman of the Board of Directors
Mr. Robert Baltera, Jr.	49	Director
Dr. Bassil I. Dahiyat	44	Director, President and Chief Executive Officer
Mr. Jonathan Fleming	57	Director
Mr. Kurt Gustafson	47	Director
Dr. A. Bruce Montgomery	61	Director
Mr. John S. Stafford III	45	Director

Bruce L.A. Carter, Ph.D. has served as a member of our Board of Directors since September 2009, and was appointed Chairman of the Board in December 2009. Since June 2012, Dr. Carter has served as a director of Regulus Therapeutics Inc., a publicly-held biopharmaceutical company. Since November 2013, Dr. Carter has served as a director of Enanta Pharmaceuticals, Inc., a publicly-held biopharmaceutical company. From November 2009 until May 2011, Dr. Carter served as Executive Chairman of the Board of Directors of Immune Design Corp., a privately-held biotechnology company, and as Chairman of its Board of Directors until February 2012, and continues to serve as an independent director. Since June 2008, he has served as a director of Dr. Reddy's Laboratories Limited, a publicly-held pharmaceutical company. From April 1998 to January 2009, Dr. Carter served as Chief Executive Officer of ZymoGenetics, Inc., a publicly-held biotechnology company (acquired by Bristol-Myers Squibb in October 2010). Dr. Carter holds a Ph.D. in Microbiology from Queen Elizabeth College, University of London and a B.Sc. with Honors in Botany from the University of Nottingham, England. We believe that Dr. Carter's experience as an executive and his breadth of knowledge and valuable understanding of the pharmaceutical industry qualify him to serve on our Board of Directors.

Robert F. Baltera, Jr. joined our Board of Directors in November 2013. Since February 2015 he has served as Chief Executive Officer and a member of the board of directors of Laguna Pharmaceuticals, a private biopharmaceutical company.  Mr. Baltera was the Chief Executive Officer of Amira Pharmaceuticals, Inc., a private pharmaceutical development company, a position he held from July 2007 through September 2011. Amira was sold to Bristol-Myers Squibb in September 2011. Before becoming Amira's Chief Executive Officer, he held a number of senior management positions at Amgen Inc., a publicly-held biopharmaceutical company, the last being Vice President of Corporate and Contract Manufacturing. He served as Amgen's team leader responsible for the approval of Kineret® in rheumatoid arthritis. Mr. Baltera currently serves as Executive Chairman of Adheron Therapeutics (formerly Synovex Inc.), a private biotechnology company, and on the board of directors of Organovo Holdings, Inc., a publicly-held biotechnology development company, and the following private companies: Arcturus Therapeutics, Inc., AdheronTherapeutics, Panmira Pharmaceuticals, LLC, FLAP, LLC, and Ruga Corporation, as well as an industry group, the San Diego Venture Group. Mr. Baltera holds an M.B.A. from the Anderson School at the University of California, Los Angeles and earned a B.S. in Microbiology and an M.S. in Genetics from the Pennsylvania State University. Mr. Baltera attended the Director Education and Certification program at the University of California, Los Angeles. We believe that Mr. Baltera's previous executive leadership and product development experience, as well as his educational background qualify him to serve on our Board of Directors..

Bassil I. Dahiyat, Ph.D. has served as our President and Chief Executive Officer since February 2005 and as a member of our Board of Directors since August 1997. Dr. Dahiyat co-founded Xencor in 1997 and, from 1997 to 2003, served as our Chief Executive Officer and, from 2003 to 2005, served as our Chief Scientific Officer. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003's Top 100 Young Innovators by MIT's Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University. We believe Dr. Dahiyat's experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board of Directors.

Jonathan Fleming has served as a member of our Board of Directors since January 2013. Mr. Fleming is the Managing General Partner of Oxford Bioscience Partners, an international venture capital firm specializing in life science technology-based investments, a position which he has held since June 1999. He joined Oxford Bioscience Partners in August 1996 as a General Partner. Prior to joining Oxford Bioscience Partners, Mr. Fleming was a Founding General Partner of MVP Ventures in Boston from 1988 to 1996. He began his investment career with TVM Techno Venture Management in Munich, Germany in 1985. Mr. Fleming is also a co-founder of Medica Venture Partners, a venture capital investment firm specializing in early-stage healthcare and biotechnology companies in Israel. Mr. Fleming was on the board of directors of Asterand plc from September 2008 to September 2011, the board of directors of Memory Pharmaceuticals Corp. from January 1998 to May 2005 and from October 2006 to November 2008, the board of directors of IMCOR Pharmaceuticals Co. from June 2003 to March 2009, and is a director of several private companies including Leerink Swann LLC, an investment bank specializing in healthcare companies, since June 1998, Laboratory Partners, a clinical diagnostic testing company, since June 2006, and RailRunner, N.A., Inc., a rail products and services company, since June 1999. Mr. Fleming is a Trustee of the Museum of Science in Boston, a director of the New England Healthcare Institute, and a senior lecturer at the Massachusetts Institute of Technology Sloan School of Business. He holds an M.P.A from Princeton University and a B.A. from the University of California, Berkeley. We believe that Mr. Fleming's experience and his success as a venture capitalist specializing in healthcare and biotech companies qualify him to serve on our Board of Directors.

Kurt Gustafson joined our Board of Directors in July 2014.  He has more than 20 years of diverse experience in corporate finance, with 15 years in senior management roles leading the finance departments of multi-faceted, dynamic and growth oriented biopharmaceutical industry organizations. Currently, Mr. Gustafson serves as Executive Vice President, Chief Financial Officer and Principal Accounting Officer at Spectrum Pharmaceuticals, Inc., a position he has held since June 2013. From April 2009 to June 2013, he served as Chief Financial Officer at Halozyme Therapeutics, Inc., a publicly-traded biopharmaceutical company. Before Halozyme, Mr. Gustafson worked at Amgen, Inc. for over 18 years most recently as Vice President, Finance, with responsibility for financial planning and cost accounting for worldwide manufacturing. During his tenure at Amgen, Mr. Gustafson also served as Chief Financial Officer of Amgen International and resided in Zug, Switzerland. Mr. Gustafson holds a Bachelors of Arts degree in accounting from North Park University in Chicago and an  M.B.A. from University of California, Los Angeles.  We believe Mr. Gustafson’s experience in biotechnology company leadership and finance and his educational background qualify him to serve on our Board of Directors.

A. Bruce Montgomery, M.D. joined our Board of Directors in March 2015.  Dr. Montgomery has more than 25 years of drug development, operations and financing experience, including positions at Genentech,  Inc., Pathogenesis Corporation, Corus Pharma, and Gilead Sciences, Inc. Since May 2011, he has been Chief Executive Officer and member of the board of Cardeas Pharma, a company he founded in 2010. From August 2006 to May 2011, Dr. Montgomery served as Senior Vice President of Gilead Sciences, Inc. and prior to that, served for six years as Chief Executive Officer of Corus Pharma, a specialized biotechnology company that he founded, which was acquired by Gilead in 2006. While at Gilead, Dr. Montgomery successfully led the development of Cayston (aztreonam) as a treatment for cystic fibrosis patients. Dr. Montgomery also served as Executive Vice President of Research and Development at PathoGenesis Corporation until its acquisition by Chiron Corporation in 2000.  He has served as a board member for ZymoGenetics, Inc. and is currently on the board of Alder Biopharmaceuticals and Cytodyn, Inc.  Dr. Montgomery is a board certified internist and pulmonologist.  Dr. Montgomery received his B.S. in Chemistry (Magna cum Laude, Outstanding Chemistry Major [Merck Award]), and M.D. (Alpha Omega Alpha Honor Medical Society) from the University of Washington, Seattle.  We believe that Dr. Montgomery’s executive leadership experience in  pharmaceutical and biotechnology company drug development and his educational background qualify him to serve on our Board of Directors.

John S. Stafford III has served as a member of our Board of Directors since October 1997. Since January 2001, Mr. Stafford has served as Chief Executive Officer of Ronin Capital, LLC, a registered broker-dealer with proprietary trading operations encompassing equity, fixed income and derivative securities. Ronin Capital, LLC is a member of the Chicago Board Options Exchange, the Chicago Board of Trade, the Chicago Mercantile Exchange and other U.S. principal exchanges. Prior to joining Ronin Capital, LLC, Mr. Stafford was a Managing Director of Stafford Trading, Inc., a business primarily involved in proprietary trading operations and venture capital investments, from 1996 to 2001. The company, headquartered in Chicago, operated a successful specialist and market-making business and conducted proprietary trading in equities, futures and fixed income products. Mr. Stafford's venture capital activities consisted of investments in over 40 companies, and he is a board member on several of these companies, including Aware, Inc., Clinical Micro Sensors, Inc. and All Optical Networks, Inc. We believe that Mr. Stafford's capital markets and venture capital experience qualifies him to serve on our Board of Directors.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Baltera, Jr., Dr. Carter, Mr. Fleming, Mr. Gustafson and Dr. Montgomery.  In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors has a Chairman of the Board, Bruce L.A. Carter, Ph.D., who has authority, among other things, to call and preside over Board of Directors meetings, to set meeting agendas, and to determine materials to be distributed to the Board of Directors. Accordingly, the Chairman has substantial ability to shape the work of the Board of Directors. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors in its oversight of our business and affairs. We also believe that having a separate Chairman creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board of Directors to monitor whether management's actions are in the best interests of us and our stockholders. As a result, we believe that having a separate Chairman can enhance the effectiveness of the Board of Directors as a whole.     In addition, we have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report annually to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The Audit Committee of the Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Board of Directors. Going forward, we expect that the Audit Committee will receive reports from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of its business and affairs, supports this approach.

Meetings of The Board of Directors

The Board of Directors met five times during the last fiscal year.  All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal year 2014 for each of the Board committees:

Name	Audit(1)	Compensation(2)	Nominating and Corporate Governance(3)

Dr. Bruce L.A. Carter	X	X*	X
Mr. Robert Baltera, Jr.	X		X*
Mr. Jonathan Fleming**	X	X
Mr. Harold R. Werner(4)
Mr. Kurt Gustafson**	X*	X
Total meetings in fiscal 2014	6	3	1

*     Current Committee Chairperson

**   Financial Expert

(1)

Mr. Fleming served throughout 2014 as a member of the Audit Committee and also served as chair of the committee until July 2014, when Mr. Gustafson was appointed to the committee as chair.    Dr.  Carter served on the Audit Committee from March 2014 through July 2014.

(2)	Mr. Gustafson was appointed as a member of the Compensation Committee in July 2014.
(3)	Dr. Carter served as a member of the Nominating and Corporate Governance Committee throughout 2014 and as chair of the committee until July 2014 when Mr. Baltera was appointed as chair.
(4)	Mr. Werner served as a Director and as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee through March 2014.

Below is a description of each committee of the Board of Directors.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable NASDAQ  rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. Gustafson, Mr. Fleming and Mr.  Baltera.     The Audit Committee met 6 times during the fiscal year.  The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).    Our Board of Directors has determined that each member of the Audit Committee meets the requirements for independence under the NASDAQ listing standards.

The Board of Directors has determined that Mr. Gustafson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Gustafson’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer at other publicly traded biopharmaceutical companies.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Mr. Kurt Gustafson
Mr. Jonathan Fleming
Mr. Robert Baltera, Jr.

*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Carter, Mr. Fleming and Mr.  Gustafson.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).    The Compensation Committee met 3 times during the fiscal year.  The Board has adopted a written Compensation Committee charter that is available to shareholders on the Company’s website at www.xencor.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and/or recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•

review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers and directors; and

•

review and recommendation to the Board for approval of the administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer.   However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties.  In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In September 2013 the Company engaged Radford, an Aon Hewitt Company, to assist with recommendations related to the Company’s equity plans.  However, since the Company’s initial public offering, the Compensation Committee has not engaged any outside consultant as a  compensation consultant.

Under our 2013 Equity Incentive Plan (the “2013 Plan”), the Board may delegate authority to one or more executive officers to administer the 2013 Plan.  In March 2014, the Board delegated authority to Bassil Dahiyat to grant, without any further action required by the Board, stock options to employees who are not officers of the Company.  The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, including new employees, within specified guidelines approved by the Board.  In particular, Dr. Dahiyat may grant options only within pre-approved guidelines and not to any Officer, as defined in Section 16 of the Securities Exchange Act of 1934, as amended.

Historically, the Compensation Committee has made recommendations to the Board regarding significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year.  For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer.    In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to the Board any adjustments to his compensation as well as awards to be granted.  For all executives and directors  as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and also review industry reports of compensation practices and levels for comparable companies operating in the biotech and bio-pharmaceutical industry.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of December 31, 2014 were Dr. Carter, Mr. Fleming and Mr. Gustafson, with Dr. Carter acting as Committee Chair. No member of the Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and monitoring the Company’s adherence to its Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee is composed of two directors: Dr. Carter and Mr. Baltera, Jr.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).    The  Nominating and Corporate Governance Committee met once in 2014.    The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com.

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company.  In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  In 2015 the Company has retained a third party to assist in identifying appropriate candidates to enhance the Company’s Board of Directors.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 111 West Lemon Avenue,  Monrovia, CA 91016, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting.  Submissions must include (1) the name and address of the

Company stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a  description of the proposed candidate’s qualifications as a director and (7) any other information required by the Company Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Xencor, Inc. at 111 West Lemon Avenue,  2nd Floor, Monrovia, CA 91016, Attn: Secretary.  Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication.  Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director.  Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Business Conduct and Ethics

The Company has adopted the Xencor, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at www.xencor.com.    If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31,  2015 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. BDO USA, LLP has audited the Company’s financial statements since 2006. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO USA, LLP.  Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and December 31,  2013, by BDO USA, LLP, the Company’s principal accountant.    All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2014	2013
	(in thousands)
Audit Fees (1)	$226	$596
Audit-related Fees
Tax Fees
All Other Fees
Total Fees	$226	$596

(1)

Audit fees consist of fees billed for professional services by BDO USA, LLP for audit and quarterly review of our financial statements and review of our registration statements on Form S-3 and Form S-1, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

During the fiscal year ended December 31, 2014,  none of the total hours expended on the Company’s financial audit by BDO USA, LLP were provided by persons other than BDO USA, LLP full-time permanent employees.

Pre-Approval Policies and Procedures.

The Audit Committee has not adopted a policy or procedure for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, and consequently all audit and non-audit services are approved by the whole Audit Committee.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Bassil I. Dahiyat, Ph.D.	44	President, Chief Executive Officer and Director
Edgardo Baracchini, Jr., Ph.D.	55	Chief Business Officer
Paul Foster, M.D.	61	Chief Medical Officer
John R. Desjarlais, Ph.D.	50	Chief Scientific Officer
John J. Kuch	55	Vice President, Finance
Lloyd A. Rowland, Jr.	58	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer

Dr. Dahiyat’s biographical information is set forth above under Proposal 1.

Edgardo Baracchini, Jr., Ph.D. joined us as Chief Business Officer in January 2010. From March 2002 through June 2009, he served as Senior Vice President of Business Development at Metabasis Therapeutics, Inc., a publicly-held biopharmaceutical company, until its merger with Ligand Pharmaceuticals Inc. From June 1999 through February 2002, Dr. Baracchini was Vice President of Business Development at Elitra Pharmaceuticals Inc., and the Director of Business Development at Agouron Pharmaceuticals, Inc. until its acquisition by Warner-Lambert Co. Dr. Baracchini holds a Ph.D. in Molecular and Cell Biology from the University of Texas at Dallas and conducted his postdoctoral research at the

University of California, San Diego and The Scripps Research Institute. He also earned an M.B.A. from the University of California, Irvine, and a B.S. in Microbiology from the University of Notre Dame.

Paul Foster, M.D. joined us as Chief Medical Officer in August 2012, after serving in a substantially similar capacity as an outside consultant from January 2010 until August 2012. Dr. Foster has 27 years of experience in a career spanning academic basic research, academic medical practice, research & development, product development, clinical development, drug safety, medical affairs, regulatory affairs and product commercialization. From June 2008 through May 2009 he served as Chief Medical Officer for Cardium Therapeutics Inc., a publicly-held health sciences and regenerative medicine company, and prior to that provided medical/clinical consulting services as Senior Vice President Development and Chief Medical Officer of Development & Strategic Consulting Associates, LLC. He has held senior leadership positions in both large and small biopharmaceutical companies including Biogen Idec, Inc., IDEC Pharmaceuticals Corp., Abbott Laboratories, Alpha Therapeutics Corporation, Reata Pharmaceuticals, Inc. and Dade Behring, Inc. He has experience with the development of biologics, small molecules and in-vitro diagnostics in therapeutic areas including oncology, hematology, inflammation and autoimmune diseases. Dr. Foster received his M.D. from Duke University School of Medicine and trained in Internal Medicine and Hematology/Oncology, and received a B.S. in Chemistry from the University of Michigan.

John R. Desjarlais, Ph.D. has served as our Chief Scientific Officer since July 2014 and served as our Vice President, Research from October 2006 to July 2014.  He joined the Company in July 2001, initially serving as our Director of Protein Engineering. Dr. Desjarlais oversees all aspects of discovery and research at the company including technology development, protein and antibody engineering and generation of product candidates. Prior to joining us, Dr. Desjarlais was an Assistant Professor of Chemistry at Penn State University from 1997 to 2001. Dr. Desjarlais received a B.S. in Physics from the University of Massachusetts and holds a Ph.D. in Biophysics from Johns Hopkins University. He then conducted postdoctoral research at the University of California, Berkeley. Dr. Desjarlais has driven the Company's technology development and engineering efforts for over five years and participated in the development of the Company's business and intellectual property strategies.

John J. Kuch has served as our Vice President, Finance since October 2010, and joined the Company in October 2000, serving as our Senior Director of Finance. Mr. Kuch has primary responsibility for financial reporting, budgeting, cash-flow management, investments and facility issues for the Company. Prior to joining us, he worked for over 15 years in public accounting. From August 1997 through December 1998 he served as a Director at PricewaterhouseCoopers LLP. Mr. Kuch is a certified public accountant and received his B.S. and M.S. in Accounting from the University of Illinois.

Lloyd A. Rowland, Jr. joined us as Acting General Counsel in April 2014, and was appointed Senior Vice President, General Counsel, Secretary and Chief Compliance Officer in August 2014.  Prior to his employment at the Company, Mr. Rowland held several positions at Amylin Pharmaceuticals, Inc., including Vice President and Chief Compliance Officer from June 2010 to January 2013; Vice President, Governance and Compliance, Secretary, and Chief Compliance Officer from February 2007 to June 2010; and Vice President, Legal, Secretary, and General Counsel from September 2001 to February 2007. From 1993 to 2001, Mr. Rowland served as Vice President, General Counsel, and Secretary of Alliance Pharmaceutical Corp. Earlier, Mr. Rowland served as Vice President and Senior Counsel, Finance and Securities, at Imperial Savings Association and was engaged in the private practice of corporate law with the San Diego, California, law firm of Gray, Cary, Ames & Fry, and the Houston, Texas, law firm of Bracewell & Patterson.    Mr. Rowland received a B.S from Southern Methodist University and a J.D. from Emory University.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 27,  2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.    Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 31,472,789 shares outstanding on February 27,  2015, adjusted as required by rules promulgated by the SEC. The shares outstanding on February 27, 2015 do not take into account the recent sale by us of 8,625,000 shares of common stock in March 2015.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 27,  2015 are deemed to be outstanding and to be beneficially owned by the person holding the options but not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xencor, Inc., 111 W. Lemon Ave., 2nd Floor, Monrovia, CA 91016.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders

John S. Stafford III (1)	7,607,240	24.17%
John S. Stafford, Jr (2)	1,993,931	6.34%
PRIMECAP Management Company (3)	1,582,600	5.03%
Adage Capital (4)	1,600,000	5.08%
Perceptive Advisors LLC (5)	1,927,171	6.12%

Executive Officers and Directors
Bassil I. Dahiyat, Ph.D.(6)	726,447	2.26%
Paul Foster, M.D.(7)	74,995	*
John R. Desjarlais, Ph.D.(8)	232,379	*
Robert F. Baltera, Jr.(9)	6,625	*
Bruce L.A. Carter, Ph.D. (10)	109,822	*
Jonathan Fleming (11)	790,811	2.51%
Kurt Gustafson	0	*
A. Bruce Montgomery, M.D.	0	*
John S. Stafford III(1)	7,607,240	24.17%
All executive officers and directors as a group (12 persons)(12)	9,922,755	30.10%

*Less than one percent.

(1)

Includes 26,000 shares owned by John Stafford, III and 7,581,240 held by Ronin Trading, LLC, a Limited Liability company owned and managed by John Stafford, III. Mr. Stafford is the indirect beneficial owner of all shares of common stock of Xencor, Inc. held by Ronin Trading, LLC. The address for John Stafford III and Ronin Trading, LLC is 350 N. Orleans, 2N, Chicago, IL 60654.
(2)

Includes (a) 275,000 shares of common stock held by JSS, Jr. 2014 XT Trust, a grantor retained annuity trust for which John Stafford, Jr. is trustee (b) 1,361,229 shares of common stock held by JSS, Jr. 2013 XAT, a grantor retained annuity trust for which John Stafford, Jr. is trustee,  (c) 286,604 shares of common stock held by the Kimberly Susan Stafford 2005 Irrevocable Trust, and (d) 71,098 shares of common stock  held by the Susan Yang Stafford Kimborama Trust.  John Stafford, Jr.’s address is 45 N. Green Bay Road, Lake Forest, IL 60045.

(3)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 10, 2015, reporting beneficial ownership as of December 31, 2014 by PRIMECAP Management Company.  The address of PRIMECAP Management Company is 225 South Lake Ave. #400, Pasadena, CA 91101.

(4)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 5, 2015, reporting beneficial ownership as of December 31, 2014 by Adage Capital Partners, L.P..  a Delaware limited partnership.  The address of Adage Capital Partners, L.P, is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.

(5)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 17, 2015, reporting beneficial ownership as of December 31, 2014 by Perceptive Advisors LLC.  The address for Perceptive Advisors LLC is 499 Park Avenue, 25th Floor, New York, NY 10022.

(6)

Includes 14,506 shares of common stock and 711,941 shares of common stock that Dr. Dahiyat has the right to acquire from us within 60 days of February 27, 2015 pursuant to the exercise of stock options.

(7)	Includes 2,208 shares of common stock and 72,787 shares of common stock that Dr. Foster has the right to acquire from us within 60 days of February 27, 2015 pursuant to the exercise of stock options.
(8)

Includes 1,889 shares of common stock and 230,490 shares of common stock that Dr. Desjarlais has the right to acquire from us within 60 days of February 27, 2015 pursuant to the exercise of stock options.

(9)	Includes 6,625 shares of common stock that Mr. Baltera has the right to acquire from us within 60 days of February 27, 2015 pursuant to the exercise of stock options.
(10)	Includes 109,822 shares of common stock that Dr. Carter has the right to acquire from us within 60 days of February 27, 2015 pursuant to the exercise of stock options.
(11)

Includes (a) 773,452 shares of common stock held by Oxford Bioscience Partners V L.P. (Oxford) and (b) 17,429 shares of common stock held by mRNA Fund V L.P. (mRNA). Mr. Fleming and Matthew A. Gibbs are the general partners of OBP Management V L.P., the sole general partner of Oxford and mRNA. Mr. Fleming disclaims beneficial ownership of such shares of common stock except to the extent of his pecuniary interest therein.

(12)	Includes the shares described in footnotes (1), (6), (7), (8), (9), (10) and (11) above and all other executive officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Executive and Director Compensation

Our named executive officers for the year ended December 31, 2014, which consist of our principal executive officer and our two other most highly compensated executive officers, are:

•	Bassil I. Dahiyat, Ph.D., our President and Chief Executive Officer;
•	John R. Desjarlais, Ph.D., our Chief Scientific Officer; and
•	Paul Foster, M.D., our Chief Medical Officer.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Option awards ($)(1)	Non‑equity incentive plan compensation ($)(2)	All other compensation ($)(4)	Total ($)
Bassil I. Dahiyat, Ph.D. (3)	2014	400,000	969,800	127,960	523	1,498,283
President and Chief Executive Officer	2013	363,683	627,082	121,074	191,210	1,303,049
John R. Desjarlais, Ph.D.(5)	2014	289,263	961,054	96,052	751	1,347,120
Chief Scientific Officer	2013	268,675	176,937	87,329	616	533,557
Paul Foster, M.D.	2014	369,000	671,400	116,207	751	1,157,358
Chief Medical Officer	2013	322,500	61,391	104,611	616	489,118

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2014 and 2013 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 6 to our financial statements appearing elsewhere in this proxy statement. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)

This column reflects the annual performance-based cash bonuses earned for 2014 and 2013 which were paid in a lump sum cash payment in the first quarter of 2015 and 2014, respectively. For more information, see below under "—Annual Performance-Based Bonus Opportunity."

(3)

All other compensation for Dr. Dahiyat includes $523 and $616 of compensation to him for term life and disability premiums paid by us on his behalf in 2014 and 2013,respectively and $190,594 compensation for forgiveness of a loan in 2013.

(4)

This column reflects term life and disability insurance premiums paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information  regarding these benefits, see below under "—Perquisites, Health, Welfare and Retirement Benefits."

(5)	Dr. Desjarlais’ base compensation was increased from $275,952 per annum to $305,000 in July 2014 in connection with his promotion to Chief Scientific Officer

Annual Base Salary

The compensation of our named executive officers is generally determined and approved by our Board of Directors at the beginning of each year or, if later, in connection with the commencement of employment of the executive, based on the recommendation of the Compensation Committee. Our Board of Directors approved the following 2014 base salaries for our named executive officers, which became effective retroactively to January 1, 2014 after such approval in February 2014.

Name	2014 Base Salary ($)
Bassil I. Dahiyat, Ph.D.	400,000
John R. Desjarlais., Ph.D.	275,953
Paul Foster, M.D.	369,000

In January 2015, based on the recommendation of the Compensation Committee, the Board of Directors approved an increase to Dr. Dahiyat's, Dr. Desjarlais' and Dr. Foster’s annual base salaries to $410,000, $312,625 and $378,225, respectively, which were effective retroactive to January 1, 2015.

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals.

The annual performance-based bonus each named executive officer is eligible to receive is based on (1) the individual's target bonus, as a percentage of base salary, (2) the percentage attainment of the corporate goals established by the Board of Directors, after recommendation by the Compensation Committee for such year, and, with respect to our named executive officers other than Dr. Dahiyat, (3) the percentage attainment of the individual goals established by the Board of Directors, upon recommendation by the Compensation Committee and the Chief Executive Officer, for each named executive officer for such year. The actual performance-based bonus paid, if any, is calculated by multiplying the executive's annual base salary by the target bonus percentage, and then by the percentage attainment of the corporate goals or percentage attainment of the individual goals, as applicable.

At the end of the year, the Board of Directors approves the extent to which we achieved our corporate goals, after recommendation by the Compensation Committee. The extent to which each executive achieves his individual goals is determined by our Board of Directors, based on the Compensation Committee's and our Chief Executive Officer's review and recommendation.

Corporate and individual goals are communicated to the named executive officers each year, prior to or shortly following the beginning of the year to which they relate or if later, in connection with the named executive officer's commencement of employment with us. The corporate goals are composed of several goals that relate to our annual corporate objectives and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to business development, financial and research and development objectives. The individual goals are composed of factors that relate to each named executive officer's ability to drive his own performance and the performance of his direct employee reports towards reaching our corporate goals. The proportional emphasis placed on each goal within the corporate and individual goals may vary from time to time depending on our overall strategic objectives and the Board of Directors' subjective determination of which goals have more impact on our performance.

For 2014, the Board of Directors determined that each named executive officer's target bonus was 35% of base salary. Dr. Dahiyat's 2014 bonus was entirely dependent upon corporate goals, whereas Drs. Desjarlais' and Foster's bonuses were weighted 75% based on corporate goals and 25% based on individual goals.

The corporate goals and relative overall weighting towards corporate goal achievement for 2014 were (1) clinical development progress (40%) (consisting of progress of various clinical development activities for our XmAb5871 and XmAb7195 antibodies; (2) research progress (20%) (consisting of completion of tasks for our bispecific technology and bispecific drug candidates); (3) business development achievements (20%) (consisting of targets for revenue in new deals ); and (4) financial objectives (20%) (consisting of budgetary goals, developing a financial plan for certain clinical programs and, maintaining regulatory filing obligations and banking relationships).

The individual goals for 2014 related to our corporate goals and varied by individual. Dr. Desjarlais' individual goals related to his efforts towards our research goals relating to progress on our bispecific technology and drug candidates and Dr. Foster's individual goals related to his efforts towards our development goals, particularly clinical progress for our XmAb7195 and XmAb5871 programs.

In early 2015, the Board of Directors considered each corporate goal in detail and upon recommendation by the Compensation Committee, determined that we had achieved 91% of the 2014 corporate goals. Specifically, we achieved the majority of our research and development goals for our XmAb5871, XmAb 7195 clinical programs and our bispecific  technology. We met our financial goal of maintaining spending within the approved budget, developing a financial plan for certain clinical programs and establishing a reporting function to comply with SEC reporting obligations and also maintain banking relationships  and, we achieved our business development revenue goals.

As a result, in early 2015, the Board of Directors after recommendation by the Compensation Committee, approved an overall corporate goal achievement of 91%. Accordingly, Dr. Dahiyat received a bonus of $127,960. Based on Dr. Dahiyat's review and recommendation with respect to Dr. Desjarlais and Dr. Foster, and the Compensation Committee's deliberations with respect to each named executive officer's individual performance against his individual goals, the Board of Directors approved performance-based bonus amounts of $96,052 for Dr. Desjarlais, in recognition of his efforts towards our research goals and $116,207 for Dr. Foster, due to his efforts in the clinical development of our XmAb7195 and XmAb5871 antibody drug candidates.

In early 2015 the Board of Directors increased  the target bonus for 2015 to 45% of Dr. Dahiyat’s base salary. For Dr.Dahiyat the bonus continues to based entirely on corporate goals, and Drs. Desjarlais' and Foster's bonuses of 35% were modified for 2015 to be weighted 50% based on corporate goals and 50% based on individual goals.

Equity-Based Incentive Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our named executive officers. The Board of Directors or the Compensation Committee is responsible for approving equity grants.

We use stock options as the primary incentive for long-term compensation to our named executive officers because they are able to benefit from stock options only if our stock price increases relative to the stock option's exercise price. Although we may grant equity awards to our employees and consultants from time to time, we do not have a current practice of making annual equity grants to our executives. However, our executives generally are awarded an initial grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering in December 2013, we granted all stock options pursuant to our 2010 Equity Incentive Plan (the 2010 Plan) and our Amended and Restated 2000 Stock Incentive Plan (the 2000 Plan).  In 2010, we instituted an option exchange program under which each holder of an option under our 2000 plan elected to exchange that option for options under our 2010 plan covering the same number of shares with the same vesting schedule and exercise price per share equal to the fair market value of our common stock on the date of the exchange. After our initial public offering, we now grant all stock options pursuant to our 2013 Plan.   We may no longer grant stock options under our 2000 Plan or 2010 Plan.  There are no outstanding stock options under our 2000 plan; however, there are outstanding options under our 2010 plan. The terms of our 2013 Plan and 2010 Plan are described below under "—Equity Benefit Plans."

All options are granted with an exercise price per share that is not less than the fair market value of our common stock on the date of grant of each award. Generally, our stock options granted to employees and to our named executive officers have vested as to 25% of the total number of option shares granted on the first anniversary of the award and in equal monthly installments over the ensuing 36 months. Certain option grants may be subject to acceleration of vesting and exercisability under certain termination and change of control events.

In September 2013, we granted stock options to purchase 202,024, 62,522 and 19,778 shares to Drs. Dahiyat, Desjarlais and Foster, respectively, each with an exercise price of $4.25 per share. These options vest over a four-year period subject to each of the named executive officer's continued service with us.

In February 2014, we granted stock options to purchase 130,000, 80,000 and 90,000 shares to Drs. Dahiyat, Desjarlais and Foster, respectively each with an exercise price of $11.05 per share. In July 2014, we granted a stock option to purchase 50,000 shares to Dr. Desjarlais with an exercise price of $10.73 in connection with his promotion to Chief Scientific Officer. All options granted vest over a four-year period subject to each of the named executive officer’s continued service with us.

Agreements with our Named Executive Officers

Below are written descriptions of our employment agreements, consulting agreements and offer letters with our named executive officers.

Dr. Dahiyat.    In September 2013, we entered into a Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat that  reflects Dr. Dahiyat's 2013 annual base salary of $358,750 and annual target performance bonus of 35% of his base salary. The Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat superseded the Second Amended and Restated Executive Employment Agreement, effective as of January 2007, that set forth the terms of his employment, including an initial annual base salary, performance bonus opportunity and option grants.

Dr. Dahiyat is entitled to certain severance and change of control benefits, the terms of which are described below under "—Potential Payments Upon Termination or Change of Control." In September 2013, we agreed to forgive all outstanding promissory notes between Dr. Dahiyat and us, contingent and effective upon the filing of the registration statement for the initial public offering.

Dr. Desjarlais.   In September 2013, we entered into an Amended and Restated Severance Agreement with Dr. Desjarlais that entitles  Dr. Desjarlais to certain severance and change of control benefits, the terms of which are described below under "—Potential Payments Upon Termination or Change of Control."

Dr. Foster.    In August 2013, we entered into a letter agreement with Dr. Foster which provides that he provides services to us at a 90% of full-time basis at an annual base salary of $360,000. The August 2013 letter agreement superseded Dr. Foster’s prior letter agreement, effective August 2012, that set forth the terms of his employment, including an initial base salary, performance bonus opportunity and option grants.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer's service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay.

Dr. Dahiyat.    Pursuant to his Third Amended and Restated Executive Employment Agreement, if we terminate Dr. Dahiyat's employment without cause or if Dr. Dahiyat resigns for good reason at any time, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive (1) a lump sum severance payment equal to 12 months of his base salary in effect at the time of termination (calculated with respect to no less than a $400,000 current annual base salary rate), (2) payment for continued health benefits under COBRA for 12 months, (3) a prorated target bonus and (4) accelerated vesting of all of his outstanding stock options and other equity awards subject to time-based vesting as if Dr. Dahiyat had completed an additional 12 months of service. If Dr. Dahiyat's termination without cause or resignation for good reason occurs within one month before or 13 months following a change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive the benefits described above, except that his target bonus will not be prorated and he will receive full acceleration of all of his outstanding stock options and other equity awards subject to time-based vesting.

For purposes of Dr. Dahiyat's Third Amended and Restated Executive Employment Agreement, "cause" generally means his (i) indictment or conviction of any felony or crime involving moral turpitude or dishonesty; (ii) participation in any fraud against us; (iii) material breach of his duties to us, including persistent unsatisfactory performance or habitual neglect of job duties; (iv) refusal to follow our lawful written directions or material failure to perform his duties other than due to his physical or mental disability; or (v) material breach of our written policies or his Proprietary Information and Inventions Agreement with us, “change of control” generally means (i) any sale, merger, consolidation, tender offer or similar acquisition of shares or other transaction or series of related transactions which results in a change in the majority of our voting power; (ii) a sale or other disposition of all or a substantial part of our assets; or (iii) a change in the majority of our incumbent board and "good reason" generally means Dr. Dahiyat's resignation within 15 days after providing us with notice and the opportunity to cure any of the following actions taken with respect to Dr. Dahiyat without his express written consent: (i) a material diminution or material adverse change to his authority, duties or responsibilities; (ii) a material diminution in the authority, duties or responsibilities of his supervisor; (iii) a material reduction in his annual base salary; (iv) a relocation of his principal office to a location that increases his one-way commute by more than 40 miles; or (iv) any breach of any material provision of his Third Amended and Restated Executive Employment Agreement.

Dr. Desjarlais.    Pursuant to an Amended and Restated Severance Agreement that became effective in September 2013, if we terminate Dr. Desjarlais' employment without cause or if Dr. Desjarlais resigns for good reason, in each case prior to or more than 12 months following a "change of control," subject to his execution of an effective release and waiver of claims in favor of us, Dr. Desjarlais will receive (1) a lump sum severance payment equal to the sum of (a) 75% of his then-current annual base salary and (b) the arithmetic mean of his annual bonuses for the three full completed years prior to the date of termination, prorated for the number of days Dr. Desjarlais worked during the year of his termination and (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Desjarlais had completed an additional 9 months of service. In the event that Dr. Desjarlais' termination without cause or resignation for good reason occurs within a "change of control period," defined as the period beginning on the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Desjarlias will receive (1) a lump sum severance payment equal to the sum of (a) 100% of his then-current annual base salary and (b) the arithmetic mean of his annual bonuses for the three full completed years prior to the date of termination, prorated for the number of days Dr. Desjarlais worked during the year of his termination and (2) vesting acceleration in full of his outstanding stock options and other equity awards.

For purposes of Dr. Desjarlais' offer letter agreement:

•

"cause" generally means his (i) gross negligence or willful misconduct in performing his duties; (ii) material and willful violation of any federal or state law or regulation applicable to our business; (iii) significant or material refusal or failure to act in accordance with any lawful specific direction or order of our Board of Directors; (iv) commission or any act of fraud with respect to us; (v) breach of any material provision of his Proprietary Information and Inventions Agreement with us; (vi) conviction or entry of plea of nolo contendere to a felony or a crime involving moral turpitude.

•

"change of control" generally means (i) a sale or other disposition of all or substantially all of our assets; (ii) a merger or consolidation in which we are not the surviving entity and in which our stockholders cease to own 50% of the voting power of the surviving entity; (iii) a reverse merger in which we are the surviving entity but our stockholders cease to own 50% of our voting power; (iv) an acquisition by any person, entity or group of beneficial ownership of more than 50% of our combined voting power.

•

"good reason" generally means Dr. Desjarlais' resignation following certain notice and cure periods due to any of the following actions taken with respect to Dr. Desjarlais without his consent (i) a material reduction in his authority or job responsibilities, accompanied by a change in title; (ii) a material reduction in his combined annual base salary, other than pursuant to a Company-wide reduction of annual base salaries for employees of the Company generally; (iii) a relocation of our executive offices by 50 miles that requires an increase in his one-way driving distance by more than 25 miles.

Dr. Foster is not entitled to any severance or change of control benefits under the terms of his offer letter agreements or his prior consulting agreement.

Each of our named executive officers holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change of control provisions in such equity incentive plans and form of stock option agreements is provided below under "—Equity Benefit Plans."

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards granted to our named executive officers that remain outstanding as of December 31, 2014.

		Option Awards(1)
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Bassil I. Dahiyat, Ph.D.	6/9/2005	249,914	(3)	—	$0.59	6/8/2015
	1/1/2007	282,451	(4)	—	0.59	12/31/2016
	1/1/2007	61,693	(4)(5)	—	0.59	12/31/2016
	9/4/2013	63,132		138,892	$4.25	9/3/2023
	2/21/2014	—		130,000	$11.05	2/21/2024
John R. Desjarlais, Ph.D.	6/9/2005	23,069		—	$0.59	6/8/2015
	10/16/2006	3,225		—	$0.59	10/15/2016
	1/7/2007	38,374	(4)	—	$0.59	1/6/2017
	10/1/2010	117,741		—	$0.59	9/30/2020
	9/4/2013	19,538		42,984	$4.25	9/3/2023
	2/21/14	—		80,000	$11.05	2/21/2024
	7/14/2014	—		50,000	$10.73	7/13/2024
Paul Foster, M.D.	8/1/2012	33,870		24,194	$0.59	7/31/2022
	9/4/2013	6,180		13,598	$4.25	9/3/2023
	2/21/14	—		90,000	$11.05	2/21/2024

(1)

All of the outstanding option awards granted prior to January 1, 2014 were granted under and subject to the terms of the 2010 plan, described below under "—Equity Benefit  Plans." All of the outstanding options granted in 2014 were granted under and subject to the terms of the 2013 plan.  Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive's continuous service with us through the vesting dates and the potential vesting acceleration described above under "—Potential Payments Upon Termination or Change of Control."

(2)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.

(3)	This option was originally granted on June 9, 2005 and was subject to our option exchange program in 2010 described above under "—Equity-Based Incentive Awards."
(4)	This option was originally granted on January 1, 2007 and was subject to our option exchange program in 2010 described above under "—Equity-Based Incentive Awards."
(5)

This option originally covered 96,774 shares and vested based upon the achievement of certain performance objectives over a four-year period. 35,081 shares underlying this option failed to vest and were cancelled upon failure to achieve such objectives.

Option Exercises and Stock Vested

In December 2013, Dr. Desjarlais exercised stock options to purchase 195 shares of common stock at an exercise price of $0.59 per share. There were no other exercises of stock options by our named executive officers  during the fiscal years ended December 31, 2013 or December 31, 2014.

Option Modification and Repricing

On November 1, 2013, the Company’s board of directors and the requisite shareholders authorized the filing of an amended and restated certificate of incorporation for the purposes of effecting a 3.1 to 1 reverse split. The reverse split applied to all outstanding common stock and stock options, including any options available under our 2010 stock option plan. The reverse split reduced all options by 67.7% and increased the original option price by 3.1 times.  The option information presented for our named officers and directors is presented after the reverse split where indicated.

We did not engage in any other repricings or other modifications or cancellations to any of our named executive officers' outstanding equity awards during the years ended December 31, 2013 or December 31, 2014.

Perquisites, Health, Welfare and Retirement Benefits

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our named executive officers, as discussed in the section below entitled "401(k) Plan."

We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may contribute up to the lesser of 100% of his or her eligible compensation or the statutory limit, which is $17,500 for calendar year 2014. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2014 may be up to an additional $5,500 above the statutory limit. We currently do not make matching contributions into the 401(k) plan on behalf of participants. Participant contributions are held and invested, pursuant to the participant's instructions, by the plan's trustee.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Equity Benefit Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	2,826,794	$5.12	3,100,608
Equity compensation plans not approved by security holders	-	-	-
Total	2,826,794	$5.12	3,100,608

(1)	Includes the 2013 Equity Incentive Plan, 2010 Equity Incentive Plan and 2013 Employee Stock Purchase Plan

2013 Equity Incentive Plan

Our Board of Directors adopted the 2013  Plan in November 2013, and our stockholders approved the 2013 Plan in November 2013.

The 2013 plan, which became effective in connection with our initial public offering in December 2013, provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, nonstatutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees, subject to certain limitations. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or its authorized committee is referred to herein as the plan administrator.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2013 plan will not exceed 4,194,133 shares, which includes (i) 1,509,677 new shares, (ii) the number of shares reserved for future grant under our 2010 plan at the time our 2013 plan became effective, plus (iii) any shares subject to outstanding stock options or other stock awards that were granted under our 2010 plan and that are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under our 2013 plan will automatically increase on January 1 of each year, beginning on January 1, 2014 and continuing through and including January 1, 2023, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. In January 2014, the total number of shares of common stock reserved under our 2013 plan increased by 1,254,179 shares. The maximum number of shares that may be issued upon the exercise of ISOs under our 2013 plan is 8,388,266 shares.

As of December 31, 2014 there were 1,063,521 shares underlying outstanding stock options granted under the 2013 plan and 2,583,186 shares remaining available for grant under the 2013 plan.

Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant, vest at the rate specified by the plan administrator and may have a term up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•	arrange for the lapse of any reacquisition or repurchase right held by us;
•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2013 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Our Board of Directors has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant's written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 plan.

2010 Equity Incentive Plan

Our Board of Directors and our stockholders approved our 2010 plan and it became effective in February 2010 and was subsequently amended by our Board of Directors and stockholders in June 2013.  The terms of the stock options granted under the 2010 plan, including vesting requirements, were determined by our Board of Directors, subject to the provisions of the 2010 plan. Options granted under the 2010 plan generally have a term of up to ten years from the date of grant. The exercise price of the incentive stock options must equal at least 100% of the fair market value of our common stock on the date of grant. Following our initial public offering in December 2013, no additional awards have been or will be granted under the 2010 plan, and all awards granted under the 2010 Plan that are repurchased, forfeited, expire or are cancelled become available for grant under the 2013 plan in accordance with its terms. However, all stock options granted under the 2010 plan prior to the initial public offering continue to be governed by the terms of the 2010 plan.

As of December 31, 2014, there were outstanding stock options covering a total of 1,763,273 shares that were granted under our 2010 plan. There were no outstanding stock awards under our 2000 plan as of December 31, 2014.  In the event of certain specified significant corporate transactions, unless otherwise provided in a stock award or other written agreement between us and the holder of a stock award, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2010 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2010 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or of its parent entity; (iii) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2013 Employee Stock Purchase Plan

Our Board of Directors adopted the 2013 Employee Stock Purchase Plan (the ESPP) in November 2013 and our stockholders approved the ESPP in November 2013. The ESPP became effective as of the date of the effectiveness of the registration statement for our initial public offering.  The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Our Board of Directors or an authorized committee thereof administers the ESPP.  Under the ESPP, all of our regular employees (including the named executive officers) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the plan administrator, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

The ESPP authorizes the issuance of 267,741 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2014 through January 1, 2023 by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 621,814 shares, or (c) a number determined by our Board of Directors that is less than (a) and (b). The number of shares reserved for issuance under our ESPP increased by 313,545 in January 2014. As of December 31, 2014, there were 517,422 shares available for future issuance under the ESPP.

Director Compensation

Historically, before our initial public offering, we have not paid cash or equity compensation to directors who are also our employees for service on our Board of Directors, nor have we paid cash or equity compensation to our non-employee directors who are associated with our principal stockholders for service on our Board of Directors. We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

Prior to our initial public offering, we provided compensation to Dr. Carter for his services as the Chairman of the Board of Directors pursuant to a letter agreement between us and Dr. Carter dated September 28, 2009, as amended on November 18, 2010. Under the offer letter agreement, we provided Dr. Carter with an annual cash retainer of $50,000 payable monthly in arrears as well as $1,500 for each visit to our facilities for interfacing and liaising with our management and reimbursement for his reasonable expenses incurred in attending meetings  In addition, we have granted Dr. Carter options from time to time,  In September 2013, we granted Dr. Carter options to purchase 32,964 shares with an exercise price of $4.25 per share that vest over a four year period subject to Dr. Carter’s continued service with us.

In November 2013, our Board of Directors approved an option to purchase 15,000 shares to Mr. Baltera under our 2013 plan which was granted effective and contingent upon the execution and delivery of the underwriting agreement related to our initial public offering, which was December 2, 2013 at an exercise price per share equal to $5.50, the price per share at which our common stock was first sold to the public in our initial public offering.  This option grant vested over three years following the grant date, subject to Mr. Baltera’s continued service with us

After our initial public offering, we compensate our directors under our Non-Employee Director Compensation Policy described below.

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2014 to each of our non-employee directors who served at any time during 2014:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2)	All Other Compensation ($)	Total ($)
Bruce L.A. Carter, Ph.D.	91,917	58,200	—	150,117
Robert Baltera, Jr.	42,375	58,200	—	100,575
Jonathan Fleming	48,125	58,200	—	106,325
Atul Saran(3)	8,750	—	—	8,750
John S. Stafford III	35,000	58,200	—	93,200
Kurt Gustafson(4)	13,750	107,682		121,432
Harold R. Werner(5)	22,750	—	—	22,750

(1)

Dr. Dahiyat was an employee director during 2013 and his compensation is fully reflected in the "—Summary Compensation Table" above. Dr. Dahiyat did not receive any compensation in 2013 for services provided as a member of our Board of Directors.

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2013 and 2014 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 6 to our financial statements appearing elsewhere in this proxy statement. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)	Mr. Saran resigned from our Board of Directors on January 23, 2014.
(4)	Mr. Gustafson joined our Board on July 25, 2014
(5)	Mr. Werner resigned from our Board of Directors on March 20, 2014.

The following table sets forth the aggregate number of shares subject to outstanding stock options held by non-employee directors as of December 31, 2104:

		Total Shares Subject to Options
Name	2014 Awards	At 12/31/14

Bruce L.A. Carter, Ph.D.	7,500	137,238
Robert Baltera, Jr.	7,500	22,500
Jonathan Fleming	7,500	7,500
John S. Stafford III	7,500	7,500
Kurt Gustafson	15,000	15,000

In November 2013, our Board of Directors adopted a new compensation policy applicable to all of our non-employee directors that became effective upon the execution and delivery of the underwriting agreement related to our initial public offering in December 2013. This compensation policy provides that each such non-employee director will receive the following compensation for service on our Board of Directors:

•

a cash payment of $8,750 for in person attendance at each regular meeting of the Board of Directors and an additional cash payment of $6,250 to the chairman of the Board of Directors for such attendance, provided that the compensation committee may consider exceptions to the requirement to attend regular meetings in person;

•	an annual cash retainer of $15,000, $10,000 and $7,500 for service as chairman of the audit committee, compensation committee or the nominating and corporate governance committee, respectively;
•

an annual cash retainer of $7,500, $5,000 and $3,500 for service on (and other than as the chairperson of) the audit committee, compensation committee and nominating and corporate governance committee, respectively;

•	an annual option grant to purchase 7,500 shares of our common stock vesting one year following the grant date; and
•

upon first joining our Board of Directors, an automatic initial grant of an option to purchase 15,000 shares of our common stock vesting one-third after one year and the remainder over the next twenty-four months following the grant date.

Each of the option grants described above will vest and become exercisable subject to the director's continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2013 plan). The term of each option will be 10 years. The options will be granted under our 2013 plan, the terms of which are described in more detail above under "—Equity Benefit Plans—2013 Equity Incentive Plan."

Transactions With Related Persons

Related-Person Transactions policy and Procedures

In 2013, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A related person is any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification.  The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available.  To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant shareholders.  In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.  In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval.  The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant in which the related person had or will have a direct or indirect material interest where the amount involved exceeds $120,000.    During 2014 the Company has not engaged in any transactions with related persons.

Indemnification Agreements

We  have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice of Internet Availability or Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or Proxy Materials to those stockholders.    This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders  and cost savings for companies.

This year, a number of brokers with account holders who are Xencor, Inc. stockholders will be “householding” the Company’s proxy materials.  A single Notice of Internet Availability or Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability or Proxy Materials, please notify your broker or Xencor, Inc.  Direct your written request to Xencor, Inc., Attn: Director of Investor Relations, 111 West Lemon Avenue,  Monrovia, CA 91016 or contact John Kuch at (626)  305-5900.    Stockholders who currently receive multiple copies of the Notice of Internet Availability or Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Lloyd A. Rowland
April 23, 2015	Secretary

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and any financial statement schedules, is available without charge upon written request to: Corporate Secretary, Xencor, Inc.,  111 West Lemon Avenue,  2nd Fl., Monrovia, CA 91016.

  IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59p.m., Eastern Time, on June 8, 2015.

Vote by Internet

• Go to www.envisionreports.com/XNCR

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X

Xencor, Inc. Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board recommends a vote FOR all nominees, and FOR Proposal 2.
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Dr. Bruce L.A. Carter	☐	☐	02 - Robert Baltera, Jr	☐	☐	03 - Dr. Bassil I. Dahiyat	☐	☐

04 - Jonathan Fleming	☐	☐	05 - Kurt Gustafson	☐	☐	06 - Dr. A. Bruce Montgomery	☐	☐

07 - John S. Stafford III	☐	☐

	For	Against	Abstain
2. Proposal to ratify BDO USA, LLP as the independent public accounting firm for 2015.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

022OVC

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Xencor, Inc.

Notice of 2015 Annual Meeting of Shareholders

Courtyard Marriott Monrovia, 700 W. Huntington Dr., Monrovia, California 91016

Proxy Solicited by Board of Directors for Annual Meeting — June 9, 2015

Bassil I. Dahiyat or John J. Kuch, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Xencor, Inc. to be held on June 9, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)